Exhibit 99.1

GT BIOPHARMA ANNOUNCES DR. RAYMOND W URBANSKI ELEVATED TO PRESIDENT AND CHIEF MEDICAL OFFICER OF THE COMPANY

LOS ANGELES, CA, May 14, 2018 - GT Biopharma Inc. (OTCQB: GTBP and Euronext Paris "GTBP.PA") today announced the promotion of Dr. Raymond W Urbanski MD, PhD to the position of President and Chief Medical Officer effective immediately. Dr. Urbanski will report to Shawn Cross, the Company’s Chief Executive Officer.

“I am pleased to announce the promotion of Dr. Urbanski to President and Chief Medical Officer. The combination of Ray’s experience as a practicing physician and subsequently experience in industry, where he has served in key leadership positions including serving as the Chief Medical Officer of one of Pfizer’s business units and as the Chief Medical Officer of Mylan. His training, depth of knowledge and experience as well as his organizational acumen has been invaluable as we prepare GT Biopharma for our next stage of growth,” said Shawn M. Cross, Chairman and Chief Executive Officer of GT Biopharma. “In addition to pushing forward our pre-clinical and clinical product candidates, Ray has played a critical role in advancing other company initiatives including recruiting experienced members to our scientific advisory board and board of directors, implementing internal processes and procedures, which are less visible but very important, as progress towards certain goals including a NASDAQ up-listing, among others. In short, I am delighted to have Ray as a senior member of our leadership team.”

Since joining the company in October 2017 Dr. Urbanski has been instrumental in driving key milestones and initiatives including the transitioning the first TriKE IND from the University of Minnesota to GT Biopharma while engaging the FDA in preparation for human clinical testing to begin in 2H 2018; implementing processes to expedite the identification and development of future tumor antigen targets; driving forward our Bi-specific Antibody Drug Conjugate platform which included the formation of our Antibody-Drug Conjugate Clinical Advisory Board. Dr. Urbanski has also been a major factor in developing a strong working relationship with the University of Minnesota, Masonic Cancer Center, the epicenter of innovation for the TriKE and TetraKE platforms.

Dr. Urbanski also represents the company at key international meetings such as ASH and the upcoming ASCO conferences, attending investor conferences and recruiting top tier Scientific Advisory Board members and consultants.

About GT Biopharma, Inc.

GT Biopharma, Inc. is an immuno-oncology biotechnology company focused on innovative treatments based on the company’s proprietary Tri and Tetra-specific Natural Killer Cell Engagers (TriKEs™ and TetraKEs) and bispecific antibody-drug conjugate (ADC) platforms. GT's lead oncology drug candidate, OXS-1550 (DT2219) is a novel bispecific scFv recombinant fusion protein-drug conjugate composed of the variable regions of the heavy and light chains of anti-CD19 and anti-CD22 antibodies and a modified form of diphtheria toxin as its cytotoxic drug payload. OXS-1550 has demonstrated success in early human clinical trials in patients with relapsed/refractory B-cell lymphoma or leukemia. In addition, GT's TriKE platform will address a number of cancer types. GT's nervous system platform is focused on acquiring or discovering and patenting late-stage, de-risked, and close-to-market improved treatments for nervous system diseases (Neurology and Pain) and shepherding them through the approval process to the NDA. GT Biopharma's neurology products currently include PainBrake, as well as treatments for the symptoms of myasthenia gravis, and motion sickness.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding the effectiveness of the Company's products, the potential outcome of clinical studies, the future success of development activities, the future growth and operating and financial performance of the Company and the possibility of the Company uplisting to NASDAQ. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as the Company's ability to accomplish its business initiatives, obtain regulatory approval and protect its intellectual property; significant fluctuations in marketing expenses and ability to achieve or grow revenue, or recognize net income, from the sale of its products and services, as well as the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products; the Company's ability to meet the applicable NASDAQ uplisting requirements, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Westwicke Partners
John Woolford
(443) 213-0506
john.woolford@westwicke.com